Exhibit 99.1

For further information contact:

Investor Relations:

Jesse Jenkins

901.597.8259

Jesse.Jenkins@servicemaster.com

Media:

James Robinson

901.597.7521

James.Robinson@servicemaster.com

ServiceMaster Delivers Full-Year 2019 Revenue Growth of 9 Percent

•	Terminix revenue increased 9 percent year-over-year, including 2.6 percent organically
•	Terminix retention, cancel rates, and net promoter score improved across all revenue channels(#)
•	Terminix completes analysis of potential termite damage claims exposure
•	Terminix announces $10 million investment to accelerate termite damage claims mitigation program
•	Full-year 2020 continuing operations guidance (excluding ServiceMaster Brands):
▪	Revenue is expected between $1,980 and $2,000 million, growth of 9 to 10 percent
▪	Terminix organic revenue growth is expected between 3 and 4 percent
▪	Adjusted EBITDA is expected between $320 and $335 million

MEMPHIS, TENN. — February 27, 2020 —ServiceMaster Global Holdings, Inc. (NYSE: SERV), a leading provider of essential services to residential and commercial customers in the termite, pest control, cleaning and restoration markets, today announced unaudited full-year and fourth-quarter 2019 results.

For the full year 2019, the Company reported a year-over-year revenue increase of nine percent to $2,077 million with net income of $128 million, or $0.94 per share. Adjusted EBITDA(1) for the year was $417 million. Adjusted net income(2) improved 41 percent in 2019 to $184 million, or $1.35 per share, versus $130 million, or $0.95 per share in the 2018.

For the quarter ended December 31, 2019, the Company reported a year-over-year revenue increase of 11 percent to $507 million with a net loss of $26 million, or $0.19 per share. Net income was negatively impacted by an increase in our reserves of $40 million, net of tax, for termite damage claims expense for Litigated(3) and Non-Litigated(4) Claims in the quarter. Adjusted EBITDA for the quarter of $80 million was approximately flat with prior year. Adjusted net income improved 12 percent to $30 million, or $0.22 per share.

“Both the Terminix and ServiceMaster Brands segments delivered strong progress against our 2019 strategic initiatives,” said ServiceMaster Chairman and interim CEO Naren Gursahaney. “As we announced in January, we are conducting a strategic review of our ServiceMaster Brands business, including a possible sale of the business. This decision reflects our emphasis on driving long-term shareholder value.”

“At Terminix, solid full-year gains in net promoter scores and retention led to 2.6 percent organic revenue growth, meeting increased guidance estimates. We are continuing our progress transforming the Terminix business, and improved prioritization and alignment across the business on our key strategic priorities will drive continued retention improvements and margin expansion in 2020. We remain laser-focused on the termite business, including the execution of our termite damage claims mitigation program that will better protect our customers and manage our risks. I am encouraged by our progress and remain convinced we are on the right path towards delivering sustainable, profitable growth at or above industry levels.”

As further described in the “Termite Damage Claims” section below, the Company has completed a detailed statistical analysis of historical termite damage claims activity and potential future exposure. Between 2020 and 2024 the Company expects total termite damage claims expense of approximately $230 million, compared to actual expense of $230 million incurred between 2015 and 2019.

Beginning in 2025 the Company expects termite damage claim expense to return to historical levels of four to five percent of termite and home service revenue.

Consolidated Performance

	Three Months Ended December 31,				Year Ended December 31,
$ millions	2019	2018	B/(W)		2019	2018	B/(W)
Revenue	$507	$457	$50		$2,077	$1,900	$177
YoY growth			11.0%				9.3%
Gross Margin	198	192	6		899	860	39
% of revenue	39.0%	42.0%	(3.0)	pts	43.3%	45.2%	(2.0)	pts
SG&A	(142)	(138)	(5)		(578)	(555)	(23)
% of revenue	28.0%	30.1%	2.1	pts	27.9%	29.2%	1.4	pts
(Loss) Income from Continuing Operations before Income Taxes	(38)	(233)	195		156	(126)	282
% of revenue	(7.5)%	(51.0)%	43.5	pts	7.5%	(6.6)%	14.1	pts
Net (Loss) Income	(26)	(248)	222		128	(41)	169
% of revenue	(5.1)%	(54.3)%	49.2	pts	6.2%	(2.2)%	8.3	pts
Adjusted Net Income(2)	30	26	3		184	130	54
% of revenue	5.9%	5.8%	0.1	pts	8.9%	6.8%	2.0	pts
Adjusted EBITDA(1)	80	80	(1)		417	398	19
% of revenue	15.7%	17.6%	(1.8)	pts	20.1%	20.9%	(0.8)	pts
Net Cash Provided from Operating Activities from Continuing Operations	32	24	8		245	229	16
Free Cash Flow(5)	25	17	8		216	187	29

Segment Performance

Revenue and Adjusted EBITDA for each reportable segment and Corporate and Other Operations were as follows:

	Three Months Ended December 31, 2019					Year Ended December 31, 2019
	Revenue		Adjusted EBITDA			Revenue		Adjusted EBITDA
$ millions	2019	B/(W) vs. PY	2019	B/(W) vs. PY		2019	B/(W) vs. PY	2019	B/(W) vs. PY
Terminix	$423	$27	$58	$2		$1,798	$143	$319	$(14)
YoY growth / % of revenue		6.8%	13.7%	(0.4)	pts		8.6%	17.7%	(2.4)	pts
ServiceMaster Brands	66	5	22	—		257	13	92	3
YoY growth / % of revenue		8.4%	33.6%	(2.3)	pts		5.1%	35.7%	(0.7)	pts
Corporate and Other Operations(6)	18	18	—	(3.1)		22	21	7	(2)
Costs historically allocated to American Home Shield	—	—	—	—		—	—	—	33
Total	$507	$50	$80	$(1)		$2,077	$177	$417	$19
YoY growth / % of revenue		11.0%	15.7%	(1.8)	pts		9.3%	20.1%	(0.8)	pts

Reconciliations of net (loss) income to Adjusted net income and Adjusted EBITDA, as well as a reconciliation of net cash provided from operating activities from continuing operations to free cash flow, are set forth below in this press release.

Terminix

Terminix reported eight percent year-over-year total revenue growth and one percent organic revenue growth in the fourth quarter of 2019, excluding the impact of our divested fumigation channel. Organic revenue growth of four percent in residential pest control was driven by strong pricing realization and volume growth in mosquito services. Organic revenue growth of two percent in commercial pest control was driven by year-over-year gains in retention, partially offset by lower one-time sales. Organic revenue decline of two percent in termite and home services was driven by the year-over-year impact of a one-time acceleration of revenue in the fourth quarter of 2018 to conform our accounting method for a small sub-set of our customers to those adopted under ASC 606. Acquisition revenue growth of seven percent, primarily in the commercial pest service line, was principally driven by the October 2019 McCloud Services and Gregory Pest Solutions acquisitions.

Terminix Adjusted EBITDA was $58 million for the fourth quarter, a year-over-year increase of $2 million. Higher organic revenue contributed $1 million while higher revenue from inorganic growth contributed $5 million. Terminix had year-over-year cost increases of $4 million for termite damage claims, $4 million in technician labor driven by accelerated hiring in advance of the 2020 peak season, $4 million of additional sales and marketing to drive growth, $3 million of other investments in growth, and $2 million from outsourcing fumigation services. These costs were offset by savings of $5 million in sourcing productivity, and a $9 million reduction in incentive compensation driven by our 2019 financial performance.

ServiceMaster Brands

ServiceMaster Brands reported an eight percent year-over-year revenue increase in the fourth quarter of 2019. Adjusted EBITDA of $22 million in the fourth quarter was roughly flat to prior year.

Corporate and Other Operations

Corporate and Other Operations includes our pest control operations in Europe, and our financing subsidiary. Corporate and Other Operations reported $18 million in revenue in the fourth quarter, consisting primarily of contributions from the recent acquisitions of Nomor Holdings AB and Terminix UK. Negligible Adjusted EBITDA in the quarter included contributions from Nomor operations in Sweden and Norway, offset by expenses incurred at Terminix UK as part of our ongoing efforts to separate the business from its former owner’s systems and processes.

Other Matters

Termite Damage Claims

The Company announced today the acceleration of its comprehensive termite damage claims mitigation program designed to increase protection for customers in high risk areas and limit our future exposure to termite damage claims. The $10 million investment will include enhanced reinspection, leverage advanced tools and procedures, increase the size of our quality assurance teams and target a full supplemental treatment program, focusing on the approximately 15,000 customers in the Mobile Bay  Area(7) during 2020. The Company has completed approximately 2,500 supplemental treatments and is currently staffing and training additional treatment technicians to support the acceleration of supplemental treatments throughout the remainder of the year.

During the fourth quarter, the Company retained a third-party actuarial and economic advisor to examine the previous 10 years of damage claims history in order to assist the Company in estimating potential future exposure. The third-party used specific attributes of our termite customer base and historical claims data, in order to build a model to estimate total potential exposure. During the five-year period from 2015-2019, the Company incurred approximately $230 million in total termite damage claims expense. The results of this study established an expectation of $230 million in total termite damage claims expense for the years 2020 to 2024, before returning to historical levels of approximately four to five percent of termite and home services revenue.

We have historically determined that we had adequate information to assess probability of loss and a reasonable estimate of the range of loss for Litigated Claims only after the completion of discovery for each individual case, which is often more than a year after the case is filed. In 2019, we experienced an increase in the numbers of Litigated Claims and in early 2020, we completed a detailed statistical analysis of our recent termite damage claims history and case results. As a result, we have concluded that, given a statistically meaningful population of outstanding Litigated Claims and sufficient history of resolving claims with similar attributes, we are able to calculate an initial “best” estimate of the outcome for most of our Litigated Claims based on variables known at the time each case is filed. For the pending Litigated Claims for which we were previously not able to estimate a range of loss under our prior estimation technique, we have recorded a change in estimate of our reserve in the amount of $45 million in the year ended December 31, 2019.

We have also utilized this statistical analysis to evaluate warranty reserves for Non-Litigated Claims. The resulting estimation technique projects the cost to settle Non-Litigated Claims considering both the expected geographic distribution of current and future claims and their relative cost to settle. Based on this review we have recorded a change in estimate related to our reserve for Non-Litigated Claims in the amount of $8 million in the year ended December 31, 2019.

Free Cash Flow

Free cash flow was $216 million for the full-year 2019, compared to $187 million for the full-year 2018. The $29 million improvement was driven primarily by lower property additions compared to prior year and a decrease in cash interest as a result of debt reductions in first three quarters of the year and debt rate improvement in the fourth quarter of 2019. For 2019, free cash flow to Adjusted EBITDA conversion was 52 percent.

ServiceMaster Brands Strategic Alternatives Review

On January 21, 2020, we announced that we are exploring strategic alternatives relating to ServiceMaster Brands, including the potential sale of the business. Beginning with our quarterly report on Form 10-Q for the period ending March 31, 2020, the ServiceMaster Brands segment will be classified as held for sale and reported in discontinued operations.

Full-Year 2020 Outlook

The Company expects full-year 2020 continuing operations revenue to range from $1,980 million to $2,000 million, or an increase of between nine and 10 percent compared to 2019. Organic revenue growth at Terminix is expected to range from three to four percent. Revenue from Terminix acquisitions closed prior to February 27, 2020 is expected to contribute approximately $60 million. European pest operations are expected to contribute approximately $75 million in revenue.

Full-year 2020 Adjusted EBITDA is expected between $320 million and $335 million. Organic incremental margins are expected to be approximately 25 percent, offset by $10 million in incremental termite damage claims expense, $10 million for the acceleration of the termite damage claims mitigation program, and $5 million in the first quarter in additional expenses from the outsourcing of our divested fumigation services business. Adjusted EBITDA contributions, primarily from commercial acquisitions, are expected in the mid-to-high teens margin range, while our European pest operations are expected to contribute low-to-mid teens margins, as the Company optimizes and separates Terminix UK from its former owner’s systems and processes. EBITDA margins will be pressured in the first quarter of 2020, due to the impact of fumigation outsourcing, and timing of cost optimization in our European businesses.

The Company expects termite damage claims related costs of $70 million, including costs for the termite damage claims mitigation program as well as increased Litigated and Non-Litigated Claims expense primarily relating to Formosan termite activity in the Mobile Bay Area of the country.

The timing and frequency of new litigated case filings is difficult to predict. The guidance represents the Company’s best estimate of litigated case filings, but actual pace and volume could differ.

Guidance excludes any potential financial impact from the outcome of the review of strategic alternatives for ServiceMaster Brands.

A reconciliation of the forward-looking 2020 Adjusted EBITDA outlook to net income is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Full-year and Fourth-Quarter 2019 Earnings Conference Call

The Company will hold a conference call to discuss its full-year and fourth-quarter 2019 financial and operating results at 8 a.m. central time (9 a.m. Eastern time) on Thursday, February 27, 2020.

Participants may join this conference call by dialing 877.308.9611 (or international participants, +1.303.223.0120). Additionally, the conference call will be available via webcast. A slide presentation highlighting the Company’s results will also be available. To participate via webcast and view the presentation, visit the Company’s investor relations home page.

The call will be available for replay until March 28, 2020. To access the replay of this call, please call 800.633.8284 and enter reservation number 21950664 (international participants: +1.402.977.9140, reservation number 21950664). Or you can review the webcast on the Company’s investor relations home page.

About ServiceMaster

ServiceMaster Global Holdings, Inc. is a leading provider of termite and pest control, cleaning and restoration services in both the residential and commercial markets, operating through an extensive service network of more than 8,000 company-owned locations and franchise and license agreements. The Company’s portfolio of well-recognized brands includes AmeriSpec (home inspections), Copesan (commercial national accounts pest management), Furniture Medic (cabinet and furniture repair), Merry Maids (residential cleaning), Nomor (European pest control), ServiceMaster Clean (commercial cleaning), ServiceMaster Restore (restoration and reconstruction), Terminix (termite and pest control), and Terminix Commercial (commercial termite and pest control). The Company is headquartered in Memphis, Tenn. Go to www.servicemaster.com for more information about ServiceMaster or follow the Company at twitter.com/ServiceMaster or Facebook.com/ServiceMaster.

Information Regarding Forward-Looking Statements

This press release contains forward-looking statements and cautionary statements, including 2020 revenue, organic revenue growth, Adjusted EBITDA, incremental margin outlook and projections, and expected termite damage claims costs. Forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control, including, without limitation, the risks and uncertainties discussed in the “Risk Factors” and “Information Regarding Forward-Looking Statements” sections in the Company’s reports filed with the U.S. Securities and Exchange Commission. Such risks, uncertainties and changes in circumstances include, but are not limited to: the possibility that the review of strategic alternatives for our ServiceMaster Brands businesses will not result in a transaction or that the anticipated benefits will not be realized, and the diversion of management time and other business disruption during the period of the review; the impact of reserves attributable to pending Litigated and Non-Litigated Claims; lawsuits, enforcement actions and other claims by third parties or governmental authorities; compliance with, or violation of environmental health and safety laws and regulations; weakening general economic conditions; weather conditions and seasonality; the success of our business strategies, and costs associated with restructuring initiatives. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. The Company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. Non-GAAP measures should not be considered as an alternative to GAAP financial measures. Non-GAAP measures may not be calculated like or comparable to similarly titled measures of other companies. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures. Adjusted EBITDA, Adjusted net income, Adjusted earnings per share and free cash flow are not measurements of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, net cash provided by operating activities from continuing operations or any other performance or liquidity measures derived in accordance with GAAP. Management uses these non-GAAP financial measures to facilitate operating performance and liquidity comparisons, as applicable, from period to period. We believe these non-GAAP financial measures are useful for investors, analysts and other interested parties as they facilitate company-to-company operating performance and liquidity comparisons, as applicable, by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives and equity-based, long-term incentive plans.

_______________________________________________

(#) Retention, cancel rate and net promoter scores in the termite revenue channel exclude the impact of customer attrition in the Mobile Bay Area.

(1) Adjusted EBITDA is defined as net (loss) income before: depreciation and amortization expense; acquisition-related costs; termite damage claims reserve adjustment; fumigation related matters; non-cash stock-based compensation expense; restructuring and other charges; (gain) loss on investment in frontdoor, inc.; (loss) gain from discontinued operations, net of income taxes; (benefit) provision  for income taxes; loss on extinguishment of debt; and interest expense. The Company’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(2) Adjusted net income is defined as net (loss) income before: amortization expense; fumigation related matters; restructuring and other charges; acquisition-related costs; termite damage claims reserve adjustment; (gain) loss on investment in frontdoor, inc.; (loss) gain from discontinued operations, net of income taxes; loss on extinguishment of debt; the tax impact of the aforementioned adjustments; and the impact of tax law change on deferred taxes. The Company’s definition of Adjusted net income may not be comparable to similarly titled measures of other companies. Adjusted earnings per share is calculated as Adjusted net income divided by the weighted-average diluted common shares outstanding.

(3) Litigated Claims are defined as circumstances when we do not reach an agreement with a customer to remediate termite damage and that customer initiates litigation or arbitration proceedings.

(4) Non-Litigated Claims are defined as circumstances when a customer notifies us that they have experienced termite damage and we reach an agreement to remediate that damage.

(5) Free cash flow is defined as net cash provided from operating activities from continuing operations less property additions, net of government grant fundings for property additions.

(6) Corporate and Other Operations includes our pest control operations in Europe, our financing subsidiary and the unallocated expenses of our headquarters functions.

(7) Mobile Bay Area refers to our Terminix branches in Mobile, Alabama and Gulf Shores, Alabama, which comprise all of our customers in the area.

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Operations and Comprehensive Income

(In millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenue	$507	$457	$2,077	$1,900
Cost of services rendered and products sold	309	265	1,178	1,041
Selling and administrative expenses	142	138	578	555
Amortization expense	10	4	29	18
Acquisition-related costs	4	3	17	5
Termite damage claims reserve adjustment	53	—	53	—
Fumigation related matters	—	3	—	3
Restructuring and other charges	2	4	17	17
Loss (gain) on investment in frontdoor, inc.	—	249	(40)	249
Interest expense	23	25	87	133
Interest and net investment income	(1)	(2)	(6)	(5)
Loss on extinguishment of debt	1	—	8	10
(Loss) Income from Continuing Operations before Income Taxes	(38)	(233)	156	(126)
(Benefit) provision for income taxes	(12)	4	27	37
(Loss) Income from Continuing Operations	(25)	(237)	129	(163)
(Loss) gain from discontinued operations, net of income taxes	—	(11)	(1)	122
Net (Loss) Income	$(26)	$(248)	$128	$(41)
Total Comprehensive (Loss) Income	$(9)	$(266)	$132	$(44)
Weighted-average common shares outstanding - Basic	135.6	135.7	135.8	135.5
Weighted-average common shares outstanding - Diluted	135.6	135.7	136.2	135.5
Basic (Loss) Earnings Per Share:
(Loss) Income from Continuing Operations	$(0.19)	$(1.75)	$0.95	$(1.20)
(Loss) gain from discontinued operations, net of income taxes	(0.00)	(0.08)	(0.01)	0.90
Net (Loss) Income	(0.19)	(1.83)	0.94	(0.30)
Diluted (Loss) Earnings Per Share:
(Loss) Income from Continuing Operations	$(0.19)	$(1.75)	$0.95	$(1.20)
(Loss) gain from discontinued operations, net of income taxes	(0.00)	(0.08)	(0.01)	0.90
Net (Loss) Income	(0.19)	(1.83)	0.94	(0.30)

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Financial Position

(In millions, except share data)

	As of	As of
	December 31,	December 31,
	2019	2018
Assets:
Current Assets:
Cash and cash equivalents	$280	$224
Investment in frontdoor, inc.	—	445
Receivables, less allowances of $24 and $21, respectively	218	186
Inventories	48	45
Prepaid expenses and other assets	83	61
Total Current Assets	629	962
Other Assets:
Property and equipment, net	212	201
Operating lease right-of-use assets	97	—
Goodwill	2,279	1,956
Intangible assets, primarily trade names, service marks and trademarks, net	1,791	1,588
Restricted cash	89	89
Notes receivable	45	43
Long-term marketable securities	13	21
Deferred customer acquisition costs	95	77
Other assets	73	87
Total Assets	$5,322	$5,023
Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable	$104	$89
Accrued liabilities:
Payroll and related expenses	59	60
Self-insured claims and related expenses	72	58
Accrued interest payable	16	14
Other	105	61
Deferred revenue	111	95
Current portion of lease liability	20	—
Current portion of long-term debt	70	49
Total Current Liabilities	557	425
Long-Term Debt	1,668	1,727
Other Long-Term Liabilities:
Deferred taxes	501	484
Other long-term obligations, primarily self-insured claims	164	182
Long-term lease liability	111	—
Total Other Long-Term Liabilities	776	666
Commitments and Contingencies
Stockholders’ Equity:
Common stock $0.01 par value (authorized 2,000,000,000 shares with 147,872,959 shares issued and 135,408,054 shares outstanding at December 31, 2019, and 147,209,928 shares issued and 135,687,558 outstanding at December 31, 2018)	2	2
Additional paid-in capital	2,334	2,309
Retained earnings (accumulated deficit)	291	156
Accumulated other comprehensive income	9	5
Less common stock held in treasury, at cost (12,464,905 shares at December 31, 2019, and 11,522,370 shares at December 31, 2018)	(313)	(267)
Total Stockholders' Equity	2,322	2,204
Total Liabilities and Stockholders' Equity	$5,322	$5,023

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Cash Flows

(In millions)

	Year Ended December 31,
	2019	2018
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	$313	$563
Cash Flows from Operating Activities from Continuing Operations:
Net Income (Loss)	128	(41)
Adjustments to reconcile net loss to net cash provided from operating activities:
Loss (gain) from discontinued operations, net of income taxes	1	(122)
Depreciation expense	75	73
Amortization expense	29	18
Amortization of debt issuance costs	3	4
Amortization of lease right-of-use assets	19	—
Fumigation related matters	—	3
Payments on fumigation related matters	(2)	(2)
Termite damage claims reserve adjustment	53	—
(Gain) loss on investment in frontdoor, inc.	(40)	249
Loss on extinguishment of debt	8	10
Deferred income tax provision	9	8
Stock-based compensation expense	15	14
Gain on sales of marketable securities	(1)	(1)
Restructuring and other charges	17	17
Payments related to restructuring and other charges	(20)	(15)
Acquisition-related costs	17	5
Payments for acquisition-related costs	(15)	(3)
Other	(23)	(2)
Change in working capital, net of acquisitions:
Receivables	(7)	(6)
Inventories and other current assets	(14)	(6)
Accounts payable	—	(2)
Deferred revenue	—	(2)
Accrued liabilities	(3)	12
Accrued interest payable	2	(1)
Current income taxes	(7)	17
Net Cash Provided from Operating Activities from Continuing Operations	245	229
Cash Flows from Investing Activities from Continuing Operations:
Property additions	(28)	(49)
Government grant fundings for property additions	—	7
Sale of equipment and other assets	1	2
Business acquisitions, net of cash acquired	(513)	(191)
Sales and maturities of available-for-sale securities	9	—
Origination of notes receivables	(102)	(120)
Collections on notes receivables	118	100
Other investments	—	1
Net Cash Used for Investing Activities from Continuing Operations	(516)	(250)
Cash Flows from Financing Activities from Continuing Operations:
Borrowings of debt	1,470	1,000
Payments of debt	(1,095)	(1,114)
Discount paid on issuance of debt	(1)	—
Debt issuance costs paid	(10)	—
Contribution to frontdoor, inc.	—	(242)
Repurchase of common stock	(47)	—
Issuance of common stock	10	7
Net Cash Used for Financing Activities from Continuing Operations	327	(350)

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Cash Flows (Continued)

(In millions)

	Year Ended December 31,
	2019	2018
Cash Flows from Discontinued Operations:
Cash provided from operating activities	(2)	146
Cash used for investing activities	—	(1)
Cash used for financing activities	—	(24)
Net Cash Used for Discontinued Operations	(2)	121
Effect of Exchange Rate Changes on Cash	1	(1)
Cash Increase (Decrease) During the Period	55	(250)
Cash and Cash Equivalents and Restricted Cash at End of Period	$368	$313

The following table presents reconciliations of net (loss) income to Adjusted net income.

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions, except per share data)	2019	2018	2019	2018
Net (Loss) income	$(26)	$(248)	$128	$(41)
Amortization expense	10	4	29	18
Acquisition-related costs	4	3	17	5
Termite damage claims reserve adjustment	53	—	53	—
Fumigation related matters	—	3	—	3
Restructuring and other charges	2	4	17	17
Loss (gain) on investment in frontdoor, inc.	—	249	(40)	249
Loss (gain) from discontinued operations, net of income taxes	—	11	1	(122)
Loss on extinguishment of debt	1	—	8	10
Tax impact of adjustments	(17)	(3)	(29)	(14)
Impact of tax law change on deferred taxes	—	3	—	3
Adjusted Net Income	$30	$26	$184	$130
Weighted average diluted common shares outstanding	135.9	136.2	136.2	136.1
Adjusted earnings per share	$0.22	$0.19	$1.35	$0.95

The following table presents reconciliations of net cash provided from operating activities from continuing operations to free cash flow.

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2019	2018	2019	2018
Net Cash Provided from Operating Activities from Continuing Operations	$32	$24	$245	$229
Property additions and Government grant fundings for property additions	(7)	(7)	(28)	(41)
Free Cash Flow	$25	$17	$216	$187

The following table presents reconciliations of net (loss) income to Adjusted EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2019	2018	2019	2018
Net (Loss) income	$(26)	$(248)	$128	$(41)
Depreciation and amortization expense	30	24	104	91
Acquisition-related costs	4	3	17	5
Termite damage claims reserve adjustment	53	—	53	—
Fumigation related matters	—	3	—	3
Non-cash stock-based compensation expense	3	5	15	14
Restructuring and other charges	2	4	17	17
Loss (gain) on investment in frontdoor, inc.	—	249	(40)	249
Loss (gain) from discontinued operations, net of income taxes	—	11	1	(122)
(Benefit) provision for income taxes	(12)	4	27	37
Loss on extinguishment of debt	1	—	8	10
Interest expense	23	25	87	133
Adjusted EBITDA	$80	$80	$417	$398

Terminix	$58	$56	$319	$333
ServiceMaster Brands	22	22	92	89
Corporate and Other Operations	—	3	7	9
Costs historically allocated to American Home Shield	—	—	—	(33)
Adjusted EBITDA	$80	$80	$417	$398

Terminix Segment

Revenue by service line is as follows:

	Three Months Ended
	December 31,
(In millions)	2019	2018	Growth		Acquired		Organic
Residential Pest Control	$169	$161	$8	5%	$3	2%	$6	4%
Commercial Pest Control	106	84	22	26%	20	24%	2	2%
Termite and Home Services	117	117	(1)	(1)%	2	2%	(3)	(2)%
Other	24	23	—	2%	2	10%	(2)	(9)%
	416	386	$30	8%	$27	7%	$3	1%
Fumigation	8	11	(3)	(28)%	—	—%	(3)	(28)%
Total Revenue	$423	$396	$27	7%	$27	7%	$—	—%

	Year Ended
	December 31,
(In millions)	2019	2018	Growth		Acquired		Organic
Residential Pest Control	$704	$645	$59	9%	$34	5%	$26	4%
Commercial Pest Control	399	327	72	22%	67	21%	4	1%
Termite and Home Services	567	549	18	3%	8	1%	10	2%
Other	88	84	4	5%	2	3%	2	2%
	$1,758	$1,605	$153	10%	$112	7%	$41	3%
Fumigation	40	50	(10)	(20)%	—	—%	(10)	(20)%
Total Revenue	$1,798	$1,655	$143	9%	$112	7%	$32	2%

ServiceMaster Brands Segment

Revenue by service line is as follows:

			% of Revenue				% of Revenue
	Three Months Ended		Three Months Ended		Year Ended		Year Ended
	December 31,		December 31,		December 31,		December 31,
(In millions)	2019	2018	2019	2018	2019	2018	2019	2018
Royalty Fees	$32	$33	49%	54%	$133	$132	52%	54%
Commercial Cleaning and other National Accounts	19	17	28%	27%	73	65	28%	26%
Sales of Products	4	4	7%	7%	14	16	6%	6%
Other	11	7	16%	11%	36	32	14%	13%
Total revenue	$66	$61	100%	100%	$257	$244	100%	100%